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                                                                   Exhibit 10(b)


               [Letter of H.B. Fuller GmbH to Mr. Peter Koxholt]

Dear Mr. Koxholt:

You are employed with H.B. Fuller GmbH (the "Company") on the basis of a Managing Director Agreement dated October 15, 1998 (the "Agreement"). You are expected to be assigned to H.B. Fuller Company, in St. Paul, Minnesota, for a period of three years according to the terms and conditions of the International Service Agreement dated May 1, 2001. This letter is to confirm the amendment of the Agreement for the duration of this assignment.

1. During your assignment, you will remain Managing Director of the Company, however, you will be removed from your position as Group President and General Manager Europe ASC.

2. For the term of the assignment, the salary to be paid by the Company will be reduced to DM 104,400 p.a. This amount will be paid in 12 equal monthly instalments to your bank account in Germany. The Company will make all necessary withholdings with regard to wage tax and social security contributions. The annual salary will be adjusted in accordance to the annual adjustment of the income limit for the assessment of contributions to the German Social Security Scheme (Beitragsbemessungsgrenze). An increase of the annual salary paid by the Company means a respective reduction of your salary paid by H.B. Fuller Company, so that your total annual base salary during the assignment will not exceed the base salary amount as provided in the International Service Agreement, which amount may be adjusted for periodic base salary increases.

3. The right to give ordinary notice of termination as provided in Section 7.1 of the Agreement is excluded for a period of 30 months beginning on April 30, 2001. Thus, either party may terminate the Agreement with six months notice with effect to April 30, 2004, at the earliest. The right to give termination for cause (Kundigung aus wichtigem Grund) remains unaffected.

4. Upon successful completion of your assignment you shall be deemed to have achieved age 62 for the purpose of your participation in the SERP, provided that your age upon your actual retirement does not exceed 62 years.

In addition, and on a permanent basis, this letter confirms the amendment of
Section 2.7 of the Agreement, to recognize that you have been provided with Class II, and not Class I business travel accident insurance, in accordance with corporate Policy.

Please acknowledge the acceptance of the provisions of this letter with your signature below.

With kind regards

/s/ Albert P.L. Stroucken
-------------------------
H.B. Fuller GmbH
by Albert P.L. Stroucken
Representative of the Shareholder,
H.B. Fuller Company

Agreed:

/s/ Peter Koxholt
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Peter Koxholt

Date: May 1/st/, 2001
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